EXHIBIT 10.3
META PLATFORMS, INC.
DIRECTOR COMPENSATION POLICY
(EFFECTIVE JANUARY 1, 2020, AS AMENDED AS OF JUNE 1, 2025)
The Board of Directors (the "Board") of Meta Platforms, Inc. (the "Company") has adopted the following compensation policy (the "Policy") for purposes of compensating those directors of the Company who meet the eligibility requirements described herein (the "Eligible Directors"). This Policy has been developed to compensate the Eligible Directors of the Company for their time, commitment and contributions to the Board. In order to qualify as an Eligible Director for purposes of receiving compensation under this Policy, the director cannot concurrently be employed in any capacity by the Company or any of its subsidiaries, unless otherwise determined by the Board. The Policy (as in effect as of January 1, 2020) was approved by the Company’s stockholders at the Company’s annual meeting of stockholders on May 27, 2020.

CASH COMPENSATION
Retainers for Serving on the Board
Each Eligible Director shall be paid an annual cash retainer as approved by the Board, payable in quarterly installments on the first day of each quarter in advance of the service for such quarter (or as soon as practicable thereafter), for each year of his or her service on the Board (each a "Service Year"). Service Years will commence on the date of the Company's annual meeting of stockholders each year. In addition to the regular retainer for serving as a member of the Board, an Eligible Director who serves as Lead Independent Director of the Board beginning on or after the Effective Date shall be paid an annual cash retainer as approved by the Board for service in such role for each Service Year, payable in quarterly installments on the first day of each quarter in advance of the service for such quarter (or as soon as practicable thereafter).
Retainers for Serving as Chairpersons or Members of a Board Committee
An Eligible Director who serves as a chairperson or as a member of any standing committee of the Board shall be paid additional annual cash retainers for service in such roles for each Service Year, payable in quarterly installments on the first day of each quarter in advance of the service for such quarter (or as soon as practicable thereafter), in amounts as approved by the Board.

A chairperson of a committee shall not be paid an additional retainer for also serving as a member of that committee.
Excess Meeting Fees
In the event an Eligible Director attends more than four meetings of the Board or more than four meetings of any individual committee in any calendar year, that Eligible Director shall be paid a fee as approved by the Board for attendance at each meeting of the Board and applicable committee after the fourth such meeting within the same calendar year (an "Excess Meeting Fee"). Unless otherwise determined by the Board or Compensation, Nominating & Governance Committee, or any successor thereof (the “CNGC”), Excess Meeting Fees shall be paid no later than promptly following the end of the calendar year in which the Board or applicable committee meeting occurs, regardless of whether the Eligible Director is still an Eligible Director at the end of that calendar year.

Pro Rata Cash Retainer Payment for New Eligible Director

Following (i) the initial appointment or election of an Eligible Director to the Board at any time after the Effective Date or (ii) a change in status which the Board determines results in a previously ineligible director qualifying as an Eligible Director under the Policy, a pro rata payment of the quarterly cash retainers (regular retainer(s) and retainers for committee service, as applicable) will be made to such Eligible Director, prorated to reflect that portion of the quarter for which such director will serve on the Board or the applicable committee and qualify as an Eligible Director. Such pro rata retainer payment will be calculated based on (x) the regular retainer(s) and retainers for committee service, as applicable, as most recently approved by the Board and (y) (i) the date of commencement of Board (or committee) service for a new Eligible Director, (ii) the date a serving director becomes an Eligible Director, or (iii) such other date as the Board or the CNGC shall determine.

EQUITY-BASED COMPENSATION
Annual Restricted Stock Unit Awards
At the start of each Service Year, each Eligible Director, including any Eligible Director who joins the Board on the start date of the applicable Service Year, shall receive an equity-based compensation award with a value as approved by the Board. Such awards shall be automatically approved on the later of (i) June 1st of the applicable calendar year and (ii) the start date of the applicable Service Year. The date of grant of such awards shall be determined pursuant to the Company's Equity Award Policy in effect on the date of automatic approval. Such awards shall be made in the form of restricted stock units related to the Company's Class A common stock and shall be granted by the Board pursuant to a form of restricted stock unit award agreement under the Meta Platforms, Inc. 2025 Equity Incentive Plan (or any successor plans), as amended from time to time (the "EIP"). The number of restricted stock units granted shall be calculated pursuant to the Company's Equity Award Policy in effect on the date of automatic approval. The restricted stock units shall vest over approximately twelve months and shall vest and settle in shares on the first occurrence of May 15th following the date of grant; provided that if the Company's next annual meeting of stockholders occurs prior to May 15th and if an Eligible Director does not stand for re-election at, or is not re-elected at, such meeting but otherwise serves on the Board until the date of such meeting, the restricted stock units shall vest on the date of such meeting.

Pro Rata Restricted Stock Unit Award for New Eligible Director
An individual that becomes an Eligible Director on a date other than the start date of a Service Year due to either (i) the initial appointment or election of an Eligible Director to the Board or (ii) a change in status which the Board determines results in a previously ineligible director qualifying as an Eligible Director under the Policy (a "New Eligible Director"), shall receive a pro rata grant of restricted stock units related to the Company's Class A common stock pursuant to a form of restricted stock unit award agreement under the EIP with a value at the time of issuance determined by prorating the value for regular annual restricted stock unit awards to Eligible Directors at the time that the New Eligible Director qualifies as an Eligible Director for that portion of the Service Year in which such director will serve on the Board and qualify as an Eligible Director (the "Pro Rata Equity Grant"). The number of restricted stock units granted shall be calculated pursuant to the Company's Equity Award Policy in effect on the date the Pro Rata Equity Grant is approved by the Board.

The Pro Rata Equity Grant shall be approved by the Board as of the date an individual becomes a New Eligible Director. The date of grant of such awards shall be determined pursuant to the Company's Equity Award Policy in effect on the date of the Board's approval of the Pro Rata Equity Grant. The restricted stock units shall vest and settle in shares on the first occurrence of May 15th following the date of grant; provided that if the Company's next annual meeting of stockholders occurs prior to May 15th and if an Eligible Director does not stand for re-election at, or is not re-elected at, such meeting but otherwise serves on the Board until the date of such meeting, the restricted stock units shall vest on the date of such meeting.

The Company reserves the right to make a cash payment equal to the value of the Pro Rata Equity Grant (and in lieu of the Pro Rata Equity Grant) for individuals who become New Eligible Directors within 60 days prior to May 15th of any Service Year. In the event the start date of a Service Year is on or after May 15th of a given calendar year, individuals who become New Eligible Directors on or between May 15th and the start date of the next Service Year shall not be entitled to receive a Pro Rata Equity Grant, and instead shall receive the annual equity grant described hereunder.

Initial Restricted Stock Unit Award for New Eligible Director
An individual who becomes a New Eligible Director on or after January 1, 2020 shall receive a grant of restricted stock units related to the Company's Class A Common Stock pursuant to a form of restricted stock unit award agreement under the EIP with a value as approved by the Board (the "Initial Equity Grant"). The number of restricted stock units granted shall be calculated pursuant to the Company's Equity Award Policy.

The Initial Equity Grant shall be approved by the Board as of the date an individual becomes a New Eligible Director. The date of grant of such awards shall be determined pursuant to the Company's Equity Award Policy. The restricted stock units shall vest and settle in shares over a period of approximately four years, vesting in sixteen equal quarterly installments on the Company's standard quarterly vesting dates in accordance with the Company's Equity Award Policy.

WAIVER OF COMPENSATION
Notwithstanding anything set forth in this Policy, on the date of adoption of the Policy or on the date of any amendment to the compensation provided herein (including any change to compensation previously approved by the Board pursuant to this Policy), an Eligible Director may in his or her own discretion elect to waive, upon notice to the Board, any portion of the cash or equity-based compensation to which he or she would otherwise be entitled under the Policy, and instead be granted cash and equity-based compensation on the same terms as the Eligible Director's cash and equity-based compensation during the most recently completed Service Year.

ELIGIBLE DIRECTOR COMPENSATION LIMIT
In no event shall the compensation payable by the Company to an Eligible Director solely with respect to his or her services performed as a non-employee director exceed $1,000,000 in the aggregate in any fiscal year; provided, however, that such limit shall be multiplied by two for the fiscal year in which the Eligible Director commences service on the Board (the applicable limit, the "Director Compensation Limit"). For purposes of the Director Compensation Limit, compensation payable to an Eligible Director in any applicable fiscal year shall include (i) equity awards granted in the applicable fiscal year with the value of the award determined based on the grant date fair value (determined under U.S. generally accepted accounting principles), (ii) cash retainers earned for service during the applicable fiscal year, (iii) meeting fees earned during the applicable fiscal year, and (iv) any other compensation paid to the Eligible Director solely with respect to his or her services performed as a non-employee director during the applicable fiscal year.

DIRECTOR SECURITY

From time to time, and subject to approval by the CNGC and the Board, the Company may provide Eligible Directors with personal security services and tax gross-ups relating thereto. For the avoidance of doubt, any amounts attributable to the Company providing any Eligible Director with personal security services, including tax gross-ups relating thereto, shall not be considered compensation for any reason pursuant to this Policy, including for purposes of the Director Compensation Limit.

AMENDMENTS, REVISION AND TERMINATION
This Policy may be amended, revised or terminated by the Board; provided, however the CNGC may approve amendments which are administrative in nature, at any time and from time-to-time. Notwithstanding the foregoing, the Director Compensation Limit may not be increased without the approval of the Company's stockholders.

EFFECTIVE DATE
The Policy shall be effective as of January 1, 2020 (the "Effective Date").